Exhibit 99.2

COGNOS INCORPORATED
EMPLOYMENT AGREEMENT
(Neal Hill)

This Agreement effective the   31st   day of October, 2005, (“Effective Date”) between Cognos Incorporated (“Cognos”) and Neal Hill of the City of Ottawa in the Province of Ontario (“You”) is entered into (a) in recognition of the key role you play as a senior member of the executive at Cognos and (b) to restate and amend the terms and conditions of your employment with Cognos as of the Effective Date.

If there is any conflict between this Agreement and your offer letter, your offer letter will prevail.

The parties agree as follows:

1.	Duties:

1.01	Cognos will employ you as Senior Vice-President, Corporate Development at its office at 3755 Riverside Drive in Ottawa, Ontario, and you accept that employment under the terms set out in this Agreement. In the course of those duties and subject to your rights under Section 11 of this Agreement, you may be appointed to positions with any one of the associated companies of Cognos and, despite the foregoing title, you may be assigned additional or other duties not inconsistent with the requirements of your position.

1.02	Subject to Section 11.03 and Schedule I and your rights as described therein, Cognos reserves the right to transfer you, on a temporary or permanent basis, change your duties, responsibilities, or reporting relationships and the location of your employment, or as otherwise provided in this Agreement, and those changes will not affect any other provision of this Agreement. Cognos will give you reasonable notice of these changes.

1.03	You will devote your full time and attention to the business and affairs of Cognos and its affiliates and will not, without consent in writing of Cognos (which shall not be unreasonably withheld), undertake any other business or occupation or become a director, officer, partner, employee or agent of any other company, firm or individual.

1.04	You may, without the necessity of obtaining any consent, undertake activities of a charitable or community nature and serve in any part-time or temporary post with any charitable organization or professional association, as long as those activities, in the sole discretion of Cognos, do not impair your ability to fulfill your obligations in this Agreement.

1.05	You will well and faithfully serve Cognos and its associated companies and use your best efforts to promote their interests.

2.	Term: This Agreement replaces, in its entirety, the employment agreement between you and Cognos dated May 25, 2004, and any amendments to it. Your employment will continue until terminated in accordance with the provisions of this Agreement. In keeping with our Bridging of Service Policy, all past employment with Cognos has been tabulated and your net credited service date calculated to be February 25, 2001 (“Service Date”). No employment with a previous employer, other than Cognos, counts toward your calculated Service Date.

3.	Relocation: You acknowledge that Cognos carries on its operations worldwide and during the course of your employment the location of your employment and reporting arrangements may be changed by Cognos. Your relocation expenses will be reimbursed in accordance with the prevailing Cognos policy.

4.	Hours of Work: Your days and hours of work will be Monday to Friday, 7.5 hours per day. These days and hours are subject to change by Cognos to meet its needs. You acknowledge that your duties may require extra or irregular hours to meet or fulfill company requirements. There is no compensation for overtime except when authorized in accordance with prevailing Cognos policy.

5.	Compensation & Performance Appraisal:

5.01	Your base salary will be as set out in your Offer Letter and subsequently will be reviewed in accordance with prevailing Cognos practice and policies. Your salary will be deemed to accrue from day to day and will be payable in equal semi-monthly installments in accordance with prevailing Cognos policies or practice.

5.02	You have no contractual entitlement to any increased or additional compensation (including overtime) except in strict compliance with your compensation plan and there is no right to the continuation or renewal of any particular plan. You will be paid net of any statutory or authorized deductions. You authorize Cognos to deduct from compensation payable to you the full amount of any debts or advances owed by you to Cognos.

6.	Travel & Expenses: Your duties may require you to travel away from home on and incur expenses in connection with that travel or other duties under this Agreement. Cognos will reimburse you for all reasonable expenses incurred for travel, accommodation and other incidental costs in accordance with its prevailing travel and expenses policies.

7.	Benefits:

7.01	You will be entitled to receive all benefits generally available to Cognos employees in comparable positions.

7.02	You will be entitled to annual vacation of 20 working days and will be taken at a time best suited to the needs of Cognos, as determined by your immediate superior. Otherwise, your vacation will be determined in accordance with the prevailing Cognos policy.

8.	Personnel Policies: In addition to the provisions of this Agreement, you will use your best efforts to adhere to all policies of general applicability to Cognos employees. Cognos may amend or revoke the provisions of these policies as may be necessary. You will be given reasonable notice of any policy amendment.

9.	Confidential Information and Inventions:

9.01	During the course of your duties, you will acquire information about certain matters that are confidential to Cognos (including, for the purpose of this Agreement, any affiliated companies), and that is the exclusive property of Cognos, including, but not limited to: (a) product design and development information, (b) names, addresses, buying habits and preferences of current customers of Cognos as well as prospective customers, (c) pricing and sales policies, techniques and concepts, and (d) trade secrets and other confidential information concerning the business operations or affairs of Cognos, all of which information is “Confidential Information” for the purposes of this Agreement. Confidential Information does not include: (e) information generally available to or known to the public; (f) information previously known to you; (g) information independently developed by you outside the scope of this Agreement; or (h) information lawfully disclosed to you by a third party.

9.02	You acknowledge that Confidential Information, if disclosed, could be used to the detriment of Cognos. Accordingly, you will not disclose any Confidential Information to any third party either: (a) during the term of your employment with Cognos (whether under this Agreement or any predecessor or successor to it), except as may be necessary for you to properly discharge your duties under this Agreement, or (b) following the termination of your employment, however caused, except with the written permission of Cognos. Any obligations of confidentiality arising under previous agreements with Cognos are continued and amended to conform with the terms of this Agreement. The foregoing restriction does not apply to any information or knowledge that becomes part of the public domain other than by unauthorized disclosure by you.

9.03	Any inventions, discoveries, or copyrightable works developed or contributed to by you during the course of your duties, whether under this Agreement or any predecessor or successor to it, including without limitation: software source or object code (and any underlying algorithms or other components), product or promotional material, manuals, contractual documentation, and training or education materials (“Works”), are the sole and exclusive property of Cognos including, without limitation, all copyright and other intellectual property rights in or to the Works. You waive any and all moral rights you may have in any Works. You will execute any additional documents deemed necessary by Cognos to apply for, convey or confirm its rights in or to the Works, whether during or after the termination of this Agreement, however caused. You warrant that any Work does not infringe the copyright or other rights of any third party and that the rights you grant to Cognos in this Agreement are vested in you absolutely and you have not previously assigned, licensed, or in any way encumbered the Work. This Section is binding on your heirs, successors and assigns and will survive the termination of this Agreement.

10.	Computer Security: It is the policy of Cognos to adhere strictly to the licensing conditions of any software that it uses. You are required to comply with this policy. You will not copy or distribute for your own use or for the use of any other person or company any software used or developed by Cognos without (a) obtaining the authorization of your supervisor and (b) taking all reasonable precautions to ensure that your use of the software neither corrupts nor destroys any existing software or data.

11.	Termination:

11.01	You may resign your employment voluntarily upon giving thirty (30) days prior written notice to Cognos. Cognos may waive the said notice by providing you with pay in lieu of notice. Upon resignation, you will have no entitlement to compensation except for unpaid Base Salary and vacation earned to the effective date of resignation. All of your benefits will cease upon the effective date of your resignation. For greater certainty, termination by you for Good Reason shall not constitute a voluntary resignation.

11.02	Cognos may terminate your employment at any time for Just Cause without notice or compensation in lieu of notice except for unpaid Base Salary and vacation earned to the date of termination. All of your benefits will cease immediately upon termination of your employment for Just Cause.

11.03	If your employment is terminated by Cognos without Just Cause (including constructive dismissal) or you terminate your employment for any Good Reason, then the following provisions shall apply:

(a)	Cognos will continue to pay your monthly Base Salary and monthly payments equal to one twelfth (1/12) of your base target bonus (without applying any applicable adjustments for the overall corporate performance of Cognos Incorporated such as pursuant to the “Share In Success Program” of Cognos Incorporated in effect as of the Effective Date or any replacement program), in each case less statutory deductions, for eighteen (18) months from the date of termination. Cognos may elect to pay this as a single lump sum payment;

(b)	Cognos will continue, to the extent permitted by its carriers, all benefits for eighteen (18) months from the date of termination. In the event that Cognos cannot continue to provide any benefit, it shall compensate you for the reasonable cost of your obtaining the said benefit to the extent you can obtain such benefit from a similar carrier;

(c)	You shall be entitled to be paid your target bonus as at the date of termination (together with any applicable adjustments for the overall corporate performance of Cognos Incorporated such as pursuant to the “Share In Success Program” of Cognos Incorporated in effect as of the Effective Date or any replacement program), pro-rated for the period up to the date of termination of employment (such payment to be determined and made at the times that Cognos generally determines and pays bonuses to its Senior Executives); and

(d)	Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to any share option plan shall continue to vest during the eighteen (18) month period following the date of termination, and once vested shall be exercisable in accordance with the terms of the applicable plan.

11.04	In the event that your employment is terminated by Cognos without Just Cause or in the event that you terminate your employment for Good Reason and if such termination by Cognos or by you occurs on or within twelve (12) months following the date of any Change of Control, then, notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements on rights pursuant to any share option plan shall automatically become fully vested, and once vested shall be exercisable in accordance with the terms of the applicable plan.

11.05	The terms “Good Reason”, “Just Cause” and “Change of Control” will have the meanings ascribed thereto in Schedule 1 of this Agreement.

11.06	Coincident with, or immediately following termination of your employment, for whatever reason, you will surrender to Cognos any documents or electronic media containing Confidential Information referred to in Section 9, as well as any other property of Cognos in your control or possession (including without limitation: vehicles, access passes, equipment, credit cards, keys, books, records, reports, files, manuals, and literature) in good condition, normal wear and tear excepted.

11.07	Except to the extent contemplated in Sections 11.03(a) and 11.03(c), above, you shall not be entitled to any bonus or incentive payment which is not earned as of the date of termination of your employment.

11.08	Immediately following termination of your employment, for whatever reason, you will repay any outstanding debts or advances owing by you to Cognos and you authorize Cognos to deduct the amount of those debts or advances from any compensation amount payable to you following your termination. For greater certainty, any unearned vacation taken will constitute an advance owed by you to Cognos and any incentive payment, signing bonus or payment of relocation and/or immigration expenses which becomes repayable due to termination of employment, shall constitute a debt owed by you to Cognos.

11.09	You will not at any time after termination of your employment represent yourself as being in any way connected or interested in the business of Cognos or any of its group companies worldwide.

12.	Non-Solicitation of Employees: You agree that you will not, during your employment and for the period ending eighteen (18) months after the date your employment is terminated, without the written consent of Cognos, directly or indirectly (a) employ or retain as an independent contractor any employee of Cognos Incorporated or any subsidiary or induce or solicit, or attempt to induce, any such person to leave his or her employment, (b) contact or solicit any designated customers of Cognos Incorporated or any subsidiary for the purpose of selling to those designated customers any products or services which are the same as, or competitive with, the products or services sold or licensed by Cognos Incorporated or any subsidiary. For the purpose of this section, a “designated customer” means a person who was a customer of the Cognos Incorporated or any subsidiary at any time during the twelve (12) months preceding the date that your employment terminated.

13.	Non-Competition: You will not, during your employment and for the period ending twelve (12) months after the date your employment is terminated, directly or indirectly or in any manner whatsoever, including either individually, or in partnership, jointly or in conjunction with any other person, or as principal, agent, owner, consultant, contractor, employee, executive, officer, director, advisor or shareholder: (a) be engaged in any undertaking, or (b) have any financial or other interest (including an interest by way of royalty or compensation arrangements) in or in respect of the business of any person which carries on a business; or (c) accept employment with, advise, render or provide services to, lend money to or guarantee the debts or obligations of any person or entity that carries on a business or undertaking anywhere, that is in competition with the products or services created, developed or under development, manufactured or planning to be manufactured, marketed or planning to be marketed, distributed or planning to be distributed, sold or planning to be sold, by Cognos Incorporated or any subsidiary at the time of your termination or within the six (6) month period prior to that date. Despite the above, you may own not more than five percent (5%) of any class of securities of an entity, the securities of which are listed on a recognized stock exchange or traded in the over the counter market in the United States or Canada, that carries on a business which is the substantially same as or which competes with the business of Cognos Incorporated or any subsidiary or any of its subsidiaries.

14.	Non-Disparagement: In further consideration of the amounts and rights granted or received or to be granted or received under this Agreement, you will not, during the twelve (12) month period following the termination of your employment (howsoever caused), utter, publish or broadcast any statements that disparage Cognos Incorporated or any subsidiary (including its subsidiaries) or be critical in any manner or fashion of Cognos or its business, including without limitation, its business strategy, products, management or employees.

15.	Legal Assistance: You will, during this Agreement and for a period two (2) years following its termination (however caused), supply such information and render such assistance as may be reasonably required by Cognos or any affiliated company in connection with any legal or quasi-legal proceeding to which either is or becomes a party. The foregoing will be at the full expense of Cognos, including reasonable compensation and the expense of seeking the advice of counsel in relation to such proceedings.

16.	Assignment of Rights: The rights accruing to Cognos under this Agreement will pass to its successors or assigns. Your rights under this Agreement are not assignable or transferable in any manner except as required or permitted by operation of law.

17.	Notices: Any notice required or permitted to be given under this Agreement will be given in writing by personal delivery, registered mail or by facsimile, to you at your last known address and to Cognos at its head office to the attention of the Chief Legal Officer.

18.	Severability: If any provision or part of this Agreement is deemed, or found to be, void, unenforceable or invalid by a court of competent jurisdiction, its remaining provisions or parts will remain in full force and effect.

19.	Amendment of Agreement: Any amendment or modification of this Agreement will be in writing and signed by the parties or it will have no effect.

20.	Governing Law & Arbitration: Subject to the provisions of this Section, this Agreement will be governed by and construed in accordance with the laws of Ontario or if your office is not located there, in accordance with the jurisdiction of the location of the office where you regularly perform your duties.

IN WITNESS the parties have executed this Agreement as a deed with effect as of the Effective Date.

COGNOS INCORPORATED:

By: /s/ Rob Ashe	Chief Executive Officer	November 15, 2005
Rob Ashe	Title	Date

EMPLOYEE:

/s/ Neal Hill	October 28, 2005
Neal Hill	Date

WITNESS:

/s/ Patty Williams	October 28, 2005
Name	Date

SCHEDULE 1
(DEFINITIONS)

1.	“Change of Control” means:

i.	Cognos Incorporated (hereinafter the “Corporation” for the purposes of this Schedule) is amalgamated, merged, consolidated or reorganized into or with another corporation or other legal person (excluding an Affiliate of the Corporation), and as a result the holders of the voting shares immediately prior to that transaction hold less than a majority of the voting shares after that transaction;

ii.	any individual, entity or group acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the voting securities of the Corporation, whether through acquisition of previously issued and outstanding voting shares, or of voting shares that have not been previously issued, or any combination thereof, or any other transaction of similar effect;

iii.	the Corporation sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result the holders of voting shares immediately prior to that transaction hold less than a majority of the voting shares of the acquiring corporation or person immediately after such transaction;

iv.	more than 50% of the voting shares become subject to a voting trust;

v.	a report is filed pursuant to the Canada Business Corporations Act or under the Securities Act, Ontario or the Securities Exchange Act of 1934, as amended, disclosing that any person (as defined in the applicable legislation) has become the beneficial owner of securities representing more than 50% of the voting shares; or

vi.	if, during any period of two consecutive years, the individuals who at the beginning of that period are the directors of the Corporation cease for any reason to be at least a majority of the membership of the Board, unless the election, or the nomination for election by the Corporation’s shareholders, of each director of the Corporation first elected during that period was approved by a vote of at least two-thirds of the directors then still in office who were also directors of the Corporation at the beginning of that period.

Provided that a Change in Control is deemed not to occur solely because any one of the following entities either files or becomes obligated to make a filing or submit a report contemplated above, namely: (i) Corporation, (ii) an entity in which Corporation directly or indirectly beneficially owns 50% or more of the voting securities, (iii) any Corporation sponsored employee stock ownership plan or any other employee benefit plan of Corporation, or (iv) any corporation or legal person similar to the foregoing which is approved by the Board of Directors of Corporation prior to the occurrence of the event that, absent such approval by the Board of Directors of Corporation, would have constituted a Change in Control.

2.	For the purposes of this agreement “Good Reason” means the occurrence of any of the following:

i.

Without your express written consent, the assignment to you of any duties materially inconsistent with your position, duties and responsibilities with Cognos, except in connection with the termination of your employment for Just Cause or as a result of your death, disability or retirement;

ii.	any material reduction in your annual Base Salary, benefits or perquisites, not similarly applied to all senior executives of the Corporation;

iii.

a material reduction in your ability to earn incentive compensation not similarly applied to all senior executives of the Corporation excluding a reduction caused by the failure of Cognos or you to meet incentive compensation targets or goals;

iv.

the failure to continue your participation in any share option, share purchase, profit-sharing, bonus or other incentive compensation plan not similarly applied to all senior executives of the Corporation unless a plan providing a substantially similar opportunity is substituted; and

v.	the location of the Cognos’ facilities where you are based being relocated (a) more than 50 km from its current location and (b) more than 50 km further from your residence.

3.	“Just Cause” means:

i.

the willful failure by you to perform your duties (other than by reason of any bona fide disability) after having been notified by Cognos of the willful failure and being given a reasonable opportunity to rectify and discontinue such failure;

ii.	your misconduct involving the property, business or affairs of Cognos, or in the carrying out of your duties or your theft, fraud or dishonesty;

iii.	your material breach of this Agreement; or

iv.	any other conduct by you that would be determined by the courts of Ontario to constitute just cause from time to time.